11.1              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

     Basic earnings per share has been calculated as net earnings divided by weighted-average common shares outstanding, while diluted earnings per share has been computed as net earnings divided by weighted average common and diluted shares outstanding. The following table provides a reconciliation of weighted-average common shares outstanding to weighted-average common and dilutive shares outstanding.

                                                    For the Three Months Ended
                                                             March 31,
                                                    --------------------------
                                                      1998             1997
                                                     ------           ------
Common shares outstanding                            16,299           10,000
Diluted shares outstanding
  Options                                               876              183
                                                     ------           ------
Total common and dilutive shares                     17,175           10,183
                                                     ======           ======

Shares outstanding are computed using the weighted-average number of shares of common and common equivalent shares, which consist of stock options, for each period.




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